Exhibit 99.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of March 7, 2016 by and among the undersigned FTS Holding Corporation (“Seller”) stockholders (the “FTS Stockholders”) and the undersigned FinTech Acquisition Corp. (the “Company”) stockholders (the “Company Stockholders” and, together with the FTS Stockholders, the “Voting Parties” and each a “Voting Party”).

WHEREAS, concurrently with the execution of this Agreement, the Company, FinTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Seller have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Seller will be merged (the “Merger”) with and into Merger Sub with Merger Sub continuing as the surviving entity;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the FTS Stockholders execute and deliver this Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Seller has required that the Company Stockholders execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein the term “Voting Shares” shall mean (i) all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (“Company Voting Shares”) and (ii) all securities of the Seller Beneficially Owned by any Voting Party, including any and all securities of the Seller acquired and held in such capacity subsequent to the date hereof (“Seller Voting Shares”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party's spouse is necessary under any "community property" or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets that would reasonably be expected to prevent or delay the consummation of the Merger or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Voting Party Beneficially Owns its Voting Shares free and clear of all Encumbrances. Except pursuant hereto and pursuant to (i) the Letter Agreement dated as of the date hereof between certain stockholders of Seller and the Company, (ii) the Letter Agreement dated February 12, 2015 between certain stockholders of the Company and the Company, (iii) the Amended and Restated Limited Liability Company Agreement of FinTech Investor Holdings, LLC, (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated February 12, 2014 between Cohen Sponsor Interests, LLC and Ithan Creek Master Investors (Cayman) L.P., (v) that certain Stockholders Agreement, dated as of September 15, 2010, by and among Seller, the FTV Entities and the other stockholders of Seller party thereto and (vi) that certain Registration Rights Agreement, dated as of September 15, 2010 (the “Seller Registration Rights Agreement”), by and among Seller, the FTV Entities and the other stockholders of Seller party thereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares.  Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional FTS Shares or shares of common stock of the Company (“Company Common Stock”) or any security exercisable for or convertible into FTS Shares or shares of Company Common Stock, other than as set forth on Annex A (collectively, “Options”).

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3. Agreement to Vote Shares; Irrevocable Proxy.

a.  Each Voting Party agrees during the term of this Agreement to vote or cause to be voted the Company Voting Shares that he, she or it Beneficially Owns, and to execute a written consent of stockholders of the Company if stockholders of the Company are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

b.  Each Voting Party agrees during the term of this Agreement to vote or cause to be voted the Seller Voting Shares he, she or it Beneficially Owns, and to execute a written consent or consents if stockholders of Seller are requested to vote their shares through the execution of an action by written consent: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any request for action by written consent) of the stockholders of Seller at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Seller Entity, (2) the issuance or acquisition of shares of capital stock or other equity securities of any Seller Entity, or (3) the sale, lease, exchange or other disposition of any significant portion of any Seller Entity’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Seller Entity under the Merger Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of any Seller Entity’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Seller (including any amendments to the Seller Charter Documents).

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c.  (1) Each FTS Stockholder hereby appoints James J. McEntee, III and any designee of James J. McEntee, III, and each of them individually, and (2) each Company Stockholder hereby appoints Jeff Shanahan and any designee of Jeff Shanahan, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b). This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of the Company or (b) a Person holding more than 5% of the voting equity securities of Seller or the Company; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of FTS Shares or Company Common Stock, as applicable.

7. Redemption, Conversion Rights and Registration Rights. Each FTS Stockholder agrees not to (a) exercise any right to redeem or convert any FTS Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) exercise any registration rights or other rights granted pursuant to the Seller Registration Rights Agreement, with respect to any FTS Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

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9. No Agreement as Director or Officer. Voting Party is signing this Agreement solely in its capacity as a stockholder of the Company or Seller, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of the Company, Seller or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company or Seller, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company, Seller or their respective stockholders, as applicable.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12)

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13. Miscellaneous.

a. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

b. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 13(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

c. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

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d. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

e. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

f. Each party here shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

g. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

h. The obligations of each Voting Party set forth in this Agreement shall not be effective or binding upon such Voting Party until after such time as the Merger Agreement is executed and delivered by the Company, Merger Sub and Seller. The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

i. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FTS STOCKHOLDERS: FTVENTURES III, L.P. By: FTVentures Management III, LLC Its: General Partner

By:	/s/ Richard Garman
Name: Richard Garman
Title: Managing Member

FTVENTURES III-N, L.P. By: FTVentures Management III, LLC Its: General Partner

By:	/s/ Richard Garman
Name: Richard Garman
Title: Managing Member

FTVENTURES III-T, L.P. By: FTVentures Management III, LLC Its: General Partner

By:	/s/ Richard Garman
Name: Richard Garman
Title: Managing Member

[Voting Agreement]

COMPANY STOCKHOLDERS: DGC FAMILY FINTECH TRUST

By:	/s/ Daniel Cohen
Name: Daniel Cohen
Title: Trustee

FINTECH INVESTOR HOLDINGS, LLC

By:	/s/ Daniel Cohen
Name: Daniel Cohen
Title: Authorized Person

/s/ Betsy Z. Cohen
Betsy Z. Cohen

/s/ Daniel G. Cohen
Daniel G. Cohen

/s/ Alan Joseph Ferraro
Alan Joseph Ferraro

/s/ Frank Mastrangelo
Frank Mastrangelo

/s/ James J. McEntee, III
James J. McEntee, III

/s/ Shami Patel
Shami Patel

[Voting Agreement]